SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 19, 2008

CIGNA Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-08323 (Commission File Number)	06-1059331 (IRS Employer Identification No.)

Two Liberty Place, 1601 Chestnut Street
Philadelphia, Pennsylvania 19192
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:

(215) 761-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

CIGNA Corporation (together with its consolidated subsidiaries, the “Company”) has a high quality, well-diversified investment portfolio, including investments in the financial services industry.  At June 30, 2008, the Company reported total invested assets of approximately $18.3 billion and shareholders’ equity of $4.8 billion.  As of September 19, 2008, the book (amortized cost) value of the Company’s investment in debt securities of Lehman Brothers Holdings Inc. and its affiliates (“Lehman”) and American International Group, Inc. and its affiliates (“AIG”) was approximately $10 million and $30 million, respectively.  None of the AIG debt securities the Company currently holds is debt of the parent holding company, American International Group, Inc.  The Company is continuing to assess the recoverability of these investments.

The Company’s invested assets as of September 19, 2008, do not include any common stock or preferred stock investments in AIG or Lehman and the Company is not engaged in any derivative transactions with AIG or Lehman as counterparties. In addition, the Company’s invested assets as of September 19, 2008 do not include any common stock investments in the Federal Home Loan Mortgage Corporation (“Freddie Mac”) and the Federal National Mortgage Association (“Fannie Mae”) and include a total of approximately $13 million of preferred stock investments in Fannie Mae and Freddie Mac.

The Company has various insurance and reinsurance arrangements in place with regulated insurance affiliates of AIG with recoverable amounts estimated to be $20 million based on the most recently available information. The Company does not have any reinsurance arrangements in place with Lehman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIGNA CORPORATION

Date: September 19, 2008	By:	/s/ Michael W. Bell
Michael W. Bell
Executive Vice President and
Chief Financial Officer